Exhibit (d)(5)

Confidential

AMENDMENT NO. 1 TO

RECIPROCAL CONFIDENTIALITY AGREEMENT

This Amendment No. 1 to Reciprocal Confidentiality Agreement (this “Amendment”) is being entered into as of September 27, 2022, between CinCor Pharma, Inc., a corporation with offices at 230 Third Avenue, 6th floor, Waltham, Massachusetts 02451 (the “Company”), and AstraZeneca Pharmaceuticals LP, a Delaware limited partnership with offices at 1800 Concord Pike, Wilmington, Delaware 19803 (“AstraZeneca”), and is hereby incorporated into the Reciprocal Confidentiality Agreement between the Parties, effective as of May 10, 2021 (the “Confidentiality Agreement”). All capitalized terms used but not expressly defined in this Amendment shall have the meanings given to them in the Confidentiality Agreement.

A.             The Company and AstraZeneca previously entered into the Confidentiality Agreement to allow for the disclosure by the Parties of certain confidential and proprietary information for the sole purpose of evaluating or entering into one or more potential business arrangements with respect to the mutual exploration of treatment resistant hypertension therapy using the compound referred as CIN-107 (baxdrostat).

B.             In order to facilitate the consideration and negotiation of a possible transaction between the Parties, each of the Company and AstraZeneca has either requested or may request access to certain additional Confidential Information regarding the other Party or its Affiliates, and the Company and AstraZeneca now desire to amend the Confidentiality Agreement as set forth herein pursuant to Section 8.5 thereof.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and AstraZeneca hereby agree to amend the Confidentiality Agreement as follows:

Agreement

1.             Amendment to Recitals. The second sentence of the recitals to the Confidentiality Agreement shall be amended and restated to read, in its entirety, as follows:

“In connection with a Proposed Transaction, each Party desires to disclose to the other Party certain confidential and proprietary information for the sole purpose of enabling the receiving Party to evaluate or enter into a Proposed Transaction (the “Purpose”).”

2.             Amendments to Definitions.

(a)            Section 1.5 of the Confidentiality Agreement is hereby amended to add the following sentence:

“For the avoidance of doubt, any result of an in vitro study conducted by or on behalf of the Company with the Company’s compound referred to as CIN-107 (baxdrostat) shall be deemed the Company’s Confidential Information.”

(b)            Section 1.9 of the Confidentiality Agreement is hereby amended and restated in its entirety as follows:

““Proposed Transaction” means a possible transaction involving the Company and AstraZeneca or its Affiliates.”

(c)            Section 1.12 of the Confidentiality Agreement is hereby amended and restated in its entirety as follows:

““Representative” means each Person that is, or during the term of this Agreement may become, (i) a controlled Affiliate of such Party, (ii) an officer, director, managing member, manager, executive or general partner, employee, advisor (including without limitation accountants, attorneys, financial advisors, and consultants), agent or other representative of such Party or of such Party’s controlled Affiliates or (iii) upon prompt prior notice to the other Party, a potential debt financing source to be used by such Party in connection with the Transaction; provided that any debt financing source enters into a confidentiality agreement with the other Party that includes obligations relating to the other Party’s Confidential Information, securities and employees that are at least as restrictive as the obligations in this Agreement. Representatives shall not include any potential principal, co-investor, co-bidder, provider of equity capital that is not any equity fund managed by AstraZeneca, any proposed joint buyer in the Proposed Transaction or a debt financing source that is not pre-approved in writing by the Company.”

3.              Exceptions. Section 3 of the Confidentiality Agreement is hereby amended by the insertion of the following paragraph immediately following the paragraph under Section 3 in the Confidentiality Agreement.

“If the Receiving Party or any of its Representatives is required by law or required or requested by any applicable governmental authority (including in any legal proceeding) to disclose any of the Disclosing Party’s Confidential Information to any Person, then, to the extent permitted and practicable, the Receiving Party will promptly provide the Disclosing Party with written notice of such required or requested disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy. The Receiving Party and its Representatives will cooperate fully with the Disclosing Party and the Disclosing Party Representatives (at the Disclosing Party’s sole cost and expense) in any attempt by the Disclosing Party to obtain any such protective order or other remedy. If the Disclosing Party elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any such requirement or request that the Receiving Party or any of its Representatives, as applicable, disclose Confidential Information of the Disclosing Party, and if the Receiving Party obtains advice of legal counsel confirming that the disclosure of such Confidential Information is legally required, then the Receiving Party or any of such Representatives, as applicable, may disclose such Confidential Information; provided, however, that the Receiving Party and its Representatives will use their reasonable best efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.”

4.             No Representations or Warranty. Section 6 of the Confidentiality Agreement is hereby deleted and restated in its entirety as follows:

“6.            No Representations or Warranty. Neither the Disclosing Party nor any of the Disclosing Party’s Representatives will be under any obligation to supplement or update any Confidential Information of the Disclosing Party previously furnished. Neither the Disclosing Party nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the Disclosing Party’s Confidential Information, and, except as set forth in any final definitive written agreement that provides for the consummation of a Proposed Transaction, neither the Disclosing Party nor any of its Representatives will have any liability to the Receiving Party or to any of the Receiving Party’s Representatives on any basis (including, without limitation, in contract, tort or under United States federal or state securities laws or otherwise) relating to or resulting from the use of any of the Disclosing Party’s Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a Proposed Transaction between the Parties and is validly executed on behalf of the Parties will have legal effect.”

5.            Standstill Provision. The following Section 9 is hereby added to the Confidentiality Agreement:

“9.            Standstill Provision. During the twelve-month period commencing on the date of this Agreement (the “Standstill Period”), neither AstraZeneca nor any of Astrazeneca’s controlled affiliates will, in any manner, directly or indirectly:

(a)            make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of the Company or any securities (including derivatives thereof) of any subsidiary or other controlled affiliate of the Company, (ii) any acquisition of more than 5% of the assets of the Company and its subsidiaries and other controlled affiliates, on a consolidated basis, except in the ordinary course of business, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary or other controlled affiliate of the Company or involving any securities of the Company or any subsidiary or other controlled affiliate of the Company or more than 5% of the assets of the Company and its subsidiaries and other controlled affiliates, on a consolidated basis, or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission (“SEC”)) or consents with respect to any securities of the Company;

(b)             form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”)) with respect to the beneficial ownership of any securities of the Company or any subsidiary of the Company;

(c)           act, alone or in concert with others, to seek control (as defined under Rule 405 promulgated under the Securities Act of 1933, as amended, and the rules promulgated thereunder) of the management, board of directors or policies of the Company;

(d)           take any action that would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this Section 9;

(e)           agree or offer to take, or knowingly encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this Section 9;

(f)           knowingly assist, induce or encourage any other Person to take any action of the type referred to in clause “(a)”, “(b)”, “(c)” or “(d)” or of this Section 9;

(g)          enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

(h)          request or propose (either directly or indirectly) that the Company or any of the Company’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 9 (including this sub-paragraph).

Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement will be deemed to prohibit (x) AstraZeneca from confidentially communicating to the Company’s board of directors or chief executive officer or external financial advisors any non-public proposals regarding a possible transaction of any kind (including, without limitation, submitting confidential proposals to acquire the Company) in such a manner as would not reasonably be expected to require public disclosure thereof under applicable Law or listing standards of any securities exchange applicable to the Company or its Representatives or to AstraZeneca or its Representatives, (y) AstraZeneca or any of its controlled affiliates, in the ordinary course of business, making any proposal or offer or entering into any mutually agreed commercial transaction with respect to, or otherwise consummating, any mutually agreed commercial transaction with, the Company or any of its subsidiaries or other controlled affiliates or (z) any acquisition by AstraZeneca or any of its controlled affiliates of a company or business unit thereof that “beneficially owns” (as such term is used in Rule 13d-3 of the Exchange Act) any securities of the Company or any of its subsidiaries so long as the purchase of such securities was not made on behalf of AstraZeneca or any of its controlled affiliates. The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

Notwithstanding the foregoing provisions of this Section 9, if, at any time during the Standstill Period: (i) the Company (or its board of directors) approves and enters into a definitive agreement for a Major Transaction with a third party that is not a controlled affiliate of AstraZeneca (an “Unaffiliated Third Party”); or (ii) if any Unaffiliated Third Party makes a tender or exchange offer for securities of the Company which, if effected, would result in a Major Transaction, and the Company’s board of directors either recommends such offer or fails to recommend that the Company’s stockholders reject such offer within ten business days from the date of commencement of such offer, then this Section 9 shall terminate in its entirety and all other provisions of this Agreement shall continue to be in full force and effect in accordance with the terms hereof; provided, however, that no other provision of this Agreement will be interpreted to prevent AstraZeneca or any of its controlled affiliates from using the Company’s Confidential Information to formulate a proposal for a Proposed Transaction that would constitute a Major Transaction or to prevent either Party from publicly disclosing the history of negotiations between the parties for a Proposed Transaction to the extent necessary to comply with federal securities law disclosure obligations. For these purposes, a “Major Transaction” shall mean a transaction in which: (x) a person or “group” (within the meaning of Section 13(d) of the Exchange Act) acquires, directly or indirectly, securities representing more than 50% of the voting power of the Company or more than 50% of the consolidated assets of the Company and its subsidiaries (taken as a whole) as reflected on its most recent balance sheet, or (y) the Company engages in a merger or other business combination such that the holders of voting securities of the Company immediately prior to the transaction owns less than 50% of the voting power of securities of the resulting entity. Any breach of, noncompliance with, the provisions of this Section 9 applicable to the Affiliates of AstraZeneca shall be deemed a breach or noncompliance by AstraZeneca.”

6.             Trading in Securities. The following Section 10 is hereby added to the Confidentiality Agreement:

“10.          Trading in Securities. The Receiving Party acknowledges and agrees that it is aware (and that the Receiving Party’s Representatives are aware or will be advised by the Receiving Party) that Confidential Information being furnished by the Disclosing Party may contain material, non-public information regarding the Disclosing Party and that the United States federal or state securities laws prohibit any Person who has such material, non-public information from purchasing or selling securities of the Disclosing Party on the basis of such information or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities on the basis of such information.”

7.              Joint Defense Doctrine. The following Section 11 is hereby added to the Confidentiality Agreement:

“11.          Joint Defense Doctrine. To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.”

8.             Miscellaneous.

(a)            This Amendment, together with the Confidentiality Agreement, constitutes the entire agreement of the Parties and supersedes all prior agreements, communications and understandings, whether oral or in writing between the Parties with respect to the subject. Except as expressly set forth in this Amendment, the terms and conditions of the Confidentiality Agreement shall remain unchanged and in full force and effect.

(b)            This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same agreement. The Parties agree that execution of this Amendment by industry standard electronic signature software and/or by exchanging executed signature pages in .pdf format via email shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Amendment, each Party hereby waives any right to raise any defense or waiver based upon execution of this Amendment by means of such electronic signatures or maintenance of the executed agreement electronically.

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The Parties have caused this Amendment to be executed as of the date first set forth above.

CinCor Pharma, Inc.		AstraZeneca Pharmaceuticals LP

By:	/s/ Marc de Garidel	By:	/s/ Richard Kenny

Name:	Marc de Garidel	Name:	Richard Kenny

Title:	Chief Executive Officer	Title:	Assistant Secretary

[Signature Page – Amendment No. 1 to Reciprocal Confidentiality Agreement]